Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR FOURTH

QUARTER AND FISCAL YEAR 2007

•	Fiscal Fourth Quarter Revenue: Up 10% to $326 Million

•	Fiscal Year 2007 Revenue: Up 8% to $1.269 Billion

•	Diluted EPS: $0.28 for Fiscal Fourth Quarter, $1.09 for Fiscal Year 2007

FAIRFAX, Va. – August 8, 2007 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced operating results for the fourth quarter and fiscal year 2007, which ended June 30, 2007.

Revenue for the quarter increased 10% from $297.2 million in the June 2006 quarter to $326.2 million. Revenue for the year increased 8% from $1.179 billion in fiscal year 2006 to $1.269 billion.

Operating income for the quarter was $25.2 million, and full-year operating income was $92.8 million. Net income for the quarter was $16.7 million, and full-year net income was $63.4 million. Diluted earnings per share for the quarter were $0.28, and full-year diluted earnings per share were $1.09.

SRA President and Chief Executive Officer Stan Sloane stated, “Fiscal year 2007 ended on a high note with strong fourth quarter results and the key acquisition of Constella, which we expect to close soon. We’re also beginning to see returns on our marketing and sales investments in the form of bid and proposal activity and new contract awards.”

Chief Financial Officer Stephen Hughes added, “We’re pleased with our June quarter progress in operating margins and earnings per share. Operating cash flow was outstanding throughout fiscal year 2007, totaling 1.3 times operating income. Days sales outstanding improved to 69 days in the fourth quarter, our best to date.”

New Business Awards

The Company won new business with potential value of $255 million in the fourth quarter and $1.6 billion in the fiscal year, if all options are exercised. The Company’s backlog of signed business orders stands at $3.4 billion.

Major highlights of competitive contract awards during the June quarter include:

•

U.S. Health Resources and Services Administration (HRSA), National Practitioner Data Bank (NPDB). Under this 4.5 year, $69 million task order, the Company will continue operating, maintaining and enhancing the NPDB system for HRSA. SRA will provide software development, systems engineering, testing and security services for the system, which it has supported since 1994.

•

Department of Homeland Security, U.S. Citizenship and Immigration Services (USCIS). SRA is a member of the General Dynamics team that won the Technology Operations and Maintenance Infrastructure Support task order for USCIS. This key Homeland Security program was awarded under the Department’s EAGLE contract.

•

Department of Veterans Affairs, Veterans Benefits Administration (VBA). SRA was awarded an $11 million contract to deliver information assurance services for the VBA, which manages compensation, pension, education, insurance and other services for veterans and their dependents.

SRA was also awarded prime contracts on several multiple-award ID/IQs in the June quarter. We do not include these in our current bookings or backlog, but they do provide significant opportunity for future growth.

•

Department of State, Security Assurance Services and Innovation (SASI). The State Department named SRA one of eight awardees of the SASI blanket purchase agreement, which has a ceiling value of $710 million over five years. This contract will provide for information assurance services to sustain a secure information environment and support compliance with the Federal Information Security Management Act.

•

U.S. Transportation Command (TRANSCOM), Advisory and Assistance Services. SRA was one of the six large business winners of this five-year, $250 million contract to deliver advisory and assistance services for TRANSCOM, which provides air, land and sea transportation for the Department of Defense.

Subsequent to the end of the June quarter, SRA has won several significant contracts, including one major multiple-award ID/IQ.

•

National Institutes of Health (NIH), Center for Information Technology. The NIH awarded SRA a five-year, $39 million contract to continue delivering Web development services at the Division for Enterprise and Custom Applications.

•

Government Accountability Office (GAO), Information Management and Product Dissemination (IMPD). Under this five-year, $36 million task order, SRA will provide information technology (IT) services to reduce manual processes and increase automation for the IMPD program, which supports GAO’s capture, retrieval and dissemination of written reports.

•

Department of the Air Force, Intelligence, Surveillance and Reconnaissance (ISR). SRA won a five-year, $30 million contract to deliver a full spectrum of ISR support solutions at Beale Air Force Base. Services will include mission planning, unmanned aircraft systems planning and training management.

•

Department of Justice, Joint Automated Booking System (JABS). Under this five-year, $20 million blanket purchase agreement, SRA will operate and maintain the JABS system, a multi-agency initiative to promote information sharing among the federal law enforcement community.

•

General Services Administration (GSA), Alliant. SRA was named one of the 29 awardees of the GSA Alliant contract, which has a ceiling value of $50 billion over 10 years. A follow-on to the Millennia and Answer contracts, Alliant can be used government-wide for integrated IT solutions.

In addition, as of June 30, 2007, the Company had approximately $1.6 billion of pending bids outstanding.

Changes to Board of Directors

SRA also announced today that President and CEO Sloane was appointed to the Company’s Board of Directors, effective August 6. Concurrently, in keeping with the Company’s effort to maintain the independence of its Board, two inside directors have offered their resignations. William K. Brehm has been a director since 1978 and served 23 years as Chairman. Edward E. Legasey was named the first SRA vice president in 1978 and became a director in 2003; he was previously the Company’s executive vice president and chief operating officer.

SRA Chairman Ernst Volgenau said, “Bill and Ted have been instrumental in building this Company based on a steadfast commitment to our ethic of honesty and service. I thank both for their years of dedicated service to SRA.”

Forward Guidance

The Company is issuing initial guidance for the first quarter and fiscal year 2008. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time.

The forward guidance in the table below does not include any effect for the Constella acquisition, nor for acquisitions SRA might make in the future. The Company intends to provide updated guidance to include the Constella acquisition before the end of the quarter.

Measure	Quarter Ending Sept 30, 2007	Fiscal Year Ending June 30, 2008
Revenue (in millions)	$320-$330	$1,330-$1,380
Diluted EPS	At least $0.26	$1.13-$1.20
Diluted Share Equivalents (in millions)	59.3	59.8

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for eight consecutive years. The Company’s 5,200 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contracts and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,”

“expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; the market price of the company’s stock prevailing from time to time; the nature of other investment opportunities presented to the company from time to time; the company’s cash flows from operations; and other factors discussed in our latest quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 3, 2007. In addition, the forward-looking statements included in this press release represent our views as of August 8, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 8, 2007.

Contacts

David Keffer	Stephen Hughes
Director, Investor Relations	Executive Vice President and CFO
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-8350
david_keffer@sra.com	steve_hughes@sra.com

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
Revenue	$326,207	$297,161	$1,268,872	$1,179,267
Operating costs and expenses:
Cost of services	244,171	219,302	954,656	880,802
Selling, general and administrative	51,283	46,060	200,204	183,297
Depreciation and amortization	5,602	4,859	21,187	18,201

Total operating costs and expenses	301,056	270,221	1,176,047	1,082,300

Operating income	25,151	26,940	92,825	96,967
Interest income, net	1,789	1,636	6,276	4,232
Gain on sale of Mantas, Inc.	—	—	3,674	—

Income before taxes	26,940	28,576	102,775	101,199
Provision for income taxes	10,287	11,132	39,345	38,679

Net income	$16,653	$17,444	$63,430	$62,520

Earnings per share:
Basic	$0.29	$0.31	$1.12	$1.14

Diluted	$0.28	$0.30	$1.09	$1.08

Weighted-average shares:
Basic	57,008,604	55,811,502	56,476,927	55,064,138

Diluted	58,742,984	58,074,390	58,381,788	57,738,875

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	6/30/07	6/30/06
Current assets:
Cash and cash equivalents	$212,034	$173,564
Short-term investments	85	9,834
Accounts receivable, net	262,409	268,908
Prepaid expenses and other	26,285	23,382
Deferred income taxes, current	5,860	4,839

Total current assets	506,673	480,527

Property and equipment, net	36,685	37,462

Other assets:
Goodwill	256,530	169,334
Identified intangibles, net	30,849	26,169
Deferred income taxes, noncurrent	8,163	3,462
Deferred compensation trust	8,784	7,768

Total other assets	304,326	206,733

Total assets	$847,684	$724,722

Current liabilities:
Accounts payable and accrued expenses	$110,897	$115,545
Accrued payroll and employee benefits	81,711	59,463
Billings in excess of revenue recognized	16,980	5,952

Total current liabilities	209,588	180,960

Long-term liabilities:
Other long-term liabilities	12,641	10,465

Total long-term liabilities	12,641	10,465

Total liabilities	222,229	191,425

Stockholders’ equity	625,455	533,297

Total liabilities and stockholders’ equity	$847,684	$724,722

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended
	6/30/07	6/30/06
Cash flows from operating activities:
Net income	$63,430	$62,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,187	18,201
Stock-based compensation	11,496	13,177
Deferred income taxes	(5,722)	(1,901)
Gain on sale of Mantas, Inc.	(3,674)	—
Working capital changes, net of the effect of acquisitions	35,727	(5,166)

Net cash provided by operating activities	122,444	86,831

Cash flows from investing activities:
Capital expenditures	(12,624)	(15,639)
Sales and maturities of investments	9,749	25,723
Purchases of investments	—	(9,748)
Acquisition of Galaxy Scientific Corporation, net of cash acquired	—	(95,645)
Acquisition of Spectrum Solutions Group, net of cash acquired	(8,000)	(8,802)
Acquisition of Mercomms Unlimited, net of cash acquired	—	(637)
Acquisition of RABA Technologies, net of cash acquired	(94,005)	—
Proceeds from sale of Mantas, Inc.	3,674	—

Net cash used in investing activities	(101,206)	(104,748)

Cash flows from financing activities:
Issuance of common stock	9,550	12,999
Tax benefits of stock option exercises	6,521	13,774
Reissuance of treasury stock	1,245	3,997
Purchase of treasury stock	(84)	(2,262)

Net cash provided by financing activities	17,232	28,508

Net increase in cash and cash equivalents	38,470	10,591
Cash and cash equivalents, beginning of period	173,564	162,973

Cash and cash equivalents, end of period	$212,034	$173,564

Supplemental disclosures of cash flow information:
Cash paid during the period:
Income taxes	$38,012	$26,377

Cash received during the period:
Interest	$6,103	$4,219

Income taxes	$938	$1,038

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	6/30/07	6/30/06	% Increase
Total Revenue, as reported	$326,207	$297,161	9.8%
Plus: Revenue from acquired companies for the comparable prior year period	—	15,748

Organic Revenue	$326,207	$312,909	4.2%

	Year Ended
	6/30/07	6/30/06
Total Revenue, as reported	$1,268,872	$1,179,267	7.6%
Plus: Revenue from acquired companies for the comparable prior year period		48,022

Organic Revenue	$1,268,872	$1,227,289	3.4%